EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of 4Licensing Corporation (the “Company”) on Form S-8 (No: 333-187121) of our report dated March 30, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2015.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York
March 30, 2015